Prospectus Supplement No. 32


The Prospectus dated November 14, 1996 (the "Prospectus") relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5.5% Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 6,160,713 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:

The  following   entity  is  hereby  named  as  a  Selling  Security  Holder  as contemplated on page 33 of the Prospectus:

Selling Security Holder               Principal Amount of Debentures
-----------------------               ------------------------------

Highbridge Capital Corporation                 $1,000,000
P.O. Box 30554
Seven Mile Beach
Grand Cayman
Cayman Islands, British West Indies

     The date of this Prospectus Supplement is June 30, 1998.